LAW OFFICES
                              MARCUS & THOMPSON, P.C.
                                   SUITE 100
                               504 NORTH 4TH STREET
                              FAIRFIELD, IOWA 52556



                                        August 20, 1998


Telegroup, Inc.
2098 Nutmeg Avenue
Fairfield, Iowa 52556

     Re: Issuance of Shares of Common Stock by Telegroup,Inc.
         ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Telegroup, Inc. (the "Company"), in connection with certain matters arising out of the Company's filing pursuant to the Securities Act of 1933, as amendment (the "Act"), of a registration statement on Form S-3 (the "Registration Statement"), relating to the possible sale of up to 481,136 shares of common stock (the "Common Stock") by certain shareholders (the "Shareholders") of the Company.

     You have requested our opinion as to certain matters with respect to the issuance by the Company of the Common Stock that may be sold by the Shareholders.

     In connection with this offering, we have examined such corporate records of the Company, including its Second Restated Articles of Incorporation and its Amended and Restated Bylaws, and resolutions of the Board of Directors and stockholders of the Company as well as such other documents as we deem necessary for rendering the opinion hereinafter expressed; however, in one respect, as set forth below, we have relied on a Secretary's Certificate of Robert E. Steinberg, Secretary of the Company.

      On April 4, 1998, the Board of Directors of the Company (the "Board") granted Clifford Rees and Steven J. Baumgartner, directors of the Company, the authority to enter into transactions not to exceed $30 million in value in the aggregate. The transactions resulting in the issuance of Common Stock to the Shareholders were approved by Messrs. Baumgartner and Rees under the foregoing authority from the Board. We have relied on the aforementioned certificate of Mr. Steinberg to that effect that the transactions approved by Messrs. Baumgartner and Rees were within the $30 million limitation.

     On the basis of the foregoing, we are of the opinion that the Common Stock has been duly authorized by the Board of Directors of the Company and was fully paid and non-assessable when issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the caption "Legal Matters" in the Prospectus filed as a part of the Registration Statement.

                                    Very truly yours,

                                    MARCUS & THOMPSON, PC



                                   By: /s/ Jay B. Marcus
                                       --------------------------------
                                           Jay B. Marcus

JBM/be
Enc.